Exhibit 10.1

EMPLOYMENT AGREEMENT

(Fernando Londe)

This Employment Agreement (“Agreement”) made this 22nd day of March, 2011, is by and between Digagogo Ventures Corp., a Delaware corporation, having its principal place of business located at 2011 Courtside Ln, Suite 101, Charlotte, NC 28270, hereinafter referred to as (the "Employer" or the "Company"), and Fernando Londe, hereinafter referred to as (the "Employee").

ARTICLE 1.

TERM OF EMPLOYMENT

1.1

Term.

The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer from March 22, 2011, until March 22, 2016 unless otherwise terminated by the mutual agreement of Employer and Employee, or as otherwise set forth in this Agreement.

1.2

Renewal.

Employer and Employee agree that if either party desires to negotiate an extension or renewal of this Employment Agreement, that they will notify the other party no less than 30 days before the end of the term of this agreement. It is both parties intent that any negotiations conducted will not interfere in the Employee's regular duties.

ARTICLE 2.

DUTIES OF EMPLOYEE

2.1

General Duties. The Employee shall serve as President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and a member of the Board of Directors of the Company.  He shall do and perform all services, acts, associated with such roles of the Company. Any action undertaken on behalf of the Employer shall be done prudently and in good faith in furtherance of the Employer’s business.

2.2

Change in Duties. The duties of the Employee may be changed from time to time by the mutual consent of the Employer and the Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

2.3

Matters Requiring Consent of the Employer. The Employee shall not, without specific approval from the Board of Directors of the Company, do or contract for any of the following:

(a)

Borrow money on behalf of the Employer;

(b)

Purchase capital equipment on behalf of the Employer;

(c)

Sell any asset of the Employer which would make it impossible to carry on the business of the Employer.

2.4

Devotion of Entire Time to Employer's Business. The Employee shall work five (5) days a week, (Monday through Friday) and shall, during said days, devote his entire productive time, ability, and attention to the business of the Employer during the term of this Agreement. The Employee shall not directly or indirectly render any services of a business, a commercial, or a professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Employer.

ARTICLE 3.

COMPENSATION OF EMPLOYEE

3.1

Salary.

As compensation for his services hereunder, the Employee shall receive the following compensation:

(a)

Cash Compensation.  The Employee shall receive a monthly salary of $2,000.

(b)

Stock Bonus.  The Employee receive a one-time stock bonus of thirty million (30,000,000) shares of the Company’s common stock.

3.2

Adjustments to Salary and Bonuses.  Notwithstanding the above, the Employer in its sole discretion may give salary raises and bonuses to Employee based upon Employee’s job performance.

3.3

Deduction for Taxes. The Employer shall have the right to deduct from the compensation due to the Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charges which may not be in effect or hereafter enacted or required as a charge on the compensation of the Employee.

3.4

Employee Benefits. At such time as the Employer adopts and establishes a Health Care Insurance program, the Employee will be entitled to be covered under the any such Employer's Health and Dental Insurance, subject to mutual agreement between Employer and Employee as their respective sharing of expenses and costs of the plan.

ARTICLE 4.

REIMBURSEMENT OF EXPENSES

4.1

All business expenses reasonably incurred by the Employee in promoting the business of the Employer may be paid for by the Employee who will later be reimbursed by the Employer.

ARTICLE 5.

PROPERTY RIGHTS OF THE PARTIES

5.1

Inventions, Copyrights, Patents and Trademarks. The Employee agrees that he will promptly from time to time fully inform and disclose to the Employer all inventions, designs, improvements, and discoveries which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of the Employer or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of the Employer.  The Employee shall assist the Employer to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable by things necessary to obtain patent letters, vest the company with full and exclusive title thereto, and protect the same against infringement by others.

5.2

Trade Secrets. The Employee during the term of employment under this Agreement will have access to and become acquainted with various trade secrets, consisting of devices, secret inventions, customer lists, customer requirements and compilations of information, records and specifications, which are owned by the Employer and which are regularly used in the operation of the business of the Employer. The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly or use them in any way, either during the term of this Agreement or at any time hereafter, except as required in the course of his employment. All files, records,  documents,  drawings,  specifications, equipment, and similar items relating to the business of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer.

5.3

Non Solicitation of Customers After Termination of Employment. The Employee shall not, following the termination of this Agreement, for whatever reason, either directly or indirectly:

(a)

Make known to any person, firm or corporation the names or addresses of any of the customers of the Employer or any other information pertaining to them; or

(b)

Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers of the Employer on whom the Employee called or with whom he became acquainted during his employment with the Employer, either for herself or for any other person, firm, or corporation.

5.4

Ownership of Employer and Customer Records.  All Records of the Employer and the accounts of customers and any other records and books relating in any manner whatsoever to the customers of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall be the exclusive property of the Employer regardless of who actually purchased the original book or record. All such books and records shall be immediately returned to the Employer by the Employee on any termination of his employment. If the Employee purchases any such original book or record, he shall immediately notify the Employer, who then shall immediately reimburse him.

5.5

Non-Competition Agreement.  In connection with this Employment Agreement, Employee agrees that he shall not, either directly  or indirectly,  either as  an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is similar to and/or in competition in any manner whatsoever with the business of the Company within the area, herein called "designated area" consisting of the city limits of Edmonton, for so long as Employee is employed by, or associated in any manner with the Company and for a period of six (6) months after the termination of Employee's employment with the Company.

Employee agrees not to solicit the customers of the Company for his personal account or the account of any other person or entity other than the Company at any time. The parties hereto agree that this covenant not to compete is enforceable and necessary to protect the Company's trade secrets including, but not limited to, patent and trademark designs, suppliers and customer lists of the Company.

5.6

Return of Employer's Property.  On termination of employment or whenever requested by the Employer, the Employee shall immediately deliver to the Employer all property in his possession or under his control belonging to the Employer including, but not limited to the equipment, supplies, records, and other personal property under Employee's control, which is the Employer's, in good condition, with ordinary wear and tear and damage by any cause beyond the reasonable control of the Employee excepted.

ARTICLE 6.

OBLIGATIONS OF THE EMPLOYEE

6.1

Non-competition by Employee. During the term of this Agreement the Employee shall not, directly or indirectly, whether as an employee,  consultant,  agent,  principal,  partner, stockholder,  corporate officer, director,  or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Employer.

6.2

Indemnification. The Employee shall indemnify and save harmless the Employer from all liability from loss, damage, or injury to the persons or property resulting from the negligence or misconduct of the Employee.

ARTICLE 7.

TERMINATION OF EMPLOYMENT

7.1

Termination of Employee. If the Employee willfully breaches or habitually neglects his duties which he is required to perform under the terms of this Agreement, the Employer may at its option terminate this Agreement in regards to that Employee, notwithstanding Article 2., hereof, by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled whether at law, in equity or under the terms of this Agreement.

7.2

Effect of Employer's Merger, Transfer of Assets or Dissolution.  This Agreement shall not be terminated by any merger or consolidation where the Employer is not the consolidated or surviving corporation but shall be terminated in the event of voluntary or involuntary dissolution of the Employer. In the event of a merger, consolidation or sale the Employer shall take all actions necessary to insure that such corporation or transferee is bound by the provisions of this Agreement.

ARTICLE 8.

GENERAL PROVISIONS

8.1

Damages for Breach of Contract.  In the event of a breach of this Agreement by either the Employer or Employee resulting in damages to the other party, that party may recover from the party breaching the agreement any and all damages that may be sustained.

8.2

Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

8.3

Notices.  Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing by either registered or certified mail, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at their last known address.  Notices delivered personally shall be deemed communicated as of two (2) days after mailing.

8.4

Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any parties, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid and binding.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

8.5

Partial Invalidity. If any provision in this Agreement is held by a Court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

8.6

Attorney's Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

8.7

Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

EMPLOYER

DIGAGOGO VENTURES CORP.

/s/ Fernando Londe

By: Fernando Londe

Its: President

EMPLOYEE

/s/ Fernando Londe

Fernando Londe